Exhibit (g)(15)

SCHEDULE B

FUND LIST

Dated: May 22, 2024

Ashmore Emerging Markets Corporate Income Fund

Ashmore Emerging Markets Local Currency Bond Fund

Ashmore Emerging Markets Short Duration Fund

Ashmore Emerging Markets Total Return Fund

Ashmore Emerging Markets Equity Fund

Ashmore Emerging Markets Small-Cap Equity Fund

Ashmore Emerging Markets Frontier Equity Fund

Ashmore Emerging Markets Active Equity Fund

Ashmore Emerging Markets Equity ESG Fund

Ashmore Emerging Markets Low Duration Fund

Ashmore Emerging Markets Debt Fund

Ashmore Emerging Markets Corporate Income ESG Fund

Ashmore Emerging Markets Equity ex China Fund

[Schedule B to Custody Agreement]